Exhibit 10.2

2009 Performance Bonus Plan for S. Nunes - SVP of Sales & Marketing (this “Plan”)

1.	Overview

a.

A Bonus (in the form of cash and/or a grant of incentive stock options) shall be payable based on achievement of certain quarterly and annual sales metrics of installs and procedures as set forth in the Company’s 2009 Metrics Scorecard

b.	Points shall be awarded based on the weighting set forth on the 2009 Metrics Scorecard as indicated in the 2009 S&M Metrics Subscorecard.

2.	Point System

a.	Baseline Metrics

i.	Employee may receive up to 20 points per quarter in which baseline metric target is achieved.

1.	Total potential Quarterly Baseline Points available = 80 points

ii.	Employee may receive up to 20 points for achievement of year end baseline metrics

1.	Total potential Year End Baseline Points available = 20 points

iii.	Total maximum points at Baseline metrics = 100 points

b.	Stretch Metrics

i.

Employee must achieve all Quarterly Baseline Points for the key initiatives/objectives as indicated on the 2009 S&M Metrics Subscorecard (the “Key Metrics”) to be eligible for additional points based on the Stretch Metrics.

ii.	Employee shall receive 25 points for year end achievement of stretch metrics assuming the Key Metrics are achieved for each quarter.

c.	Total maximum points at available to Employee = 125 points

3.	Cash Bonus

a.	If Employee achieves 80 or more points under this Plan, Employee shall receive $800 per point attained.

i.	Cash award at maximum base metrics = $80,000

ii.	Cash award at maximum stretch metrics = $100,000

b.	If Employee earns less than 80 points under this Plan, Employee shall receive $50,000 only if all of the following criteria are achieved:

i.	A minimum of 80% is achieved on the Company 2009 Metrics Scorecard

ii.	A minimum of 25 customer accepted RIO systems for a total minimum of $18,750,000 in recognized RIO revenue.

iii.	A minimum of 1,700 MAKOplasty procedures.

4.	Option Bonus

a.

Employee shall receive a grant of Forty Thousand (40,000) incentive stock options under the Company’s 2008 Omnibus Incentive Plan for achievement of 32 RIO customer acceptance installations (stretch metric).

5.	Conditions

a.	No Bonus will be paid under this Plan unless Employee is an active, full-time employee of the Company in good standing as of December 31, 2009 and the date of distribution/grant of any Bonus.

b.

The Company shall not be required to fund or otherwise segregate any cash or any other assets that may at any time be paid to Employee under this Plan. This Plan shall constitute an “unfunded” plan of the Company. The Company shall not, by any provision of this Plan, be deemed to be a trustee of any property, and any rights of Employee shall be limited to those of a general unsecured creditor.

c.

The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any withholding obligations it may have under federal, state or local income or other tax laws. The Company shall have no liability for any tax imposed on Employee as a result of any Bonus paid or payable to Employee under this Plan.

d.

All questions pertaining to the construction, regulation, validity and effect of the provisions of this Plan shall be determined in accordance with the laws of the State of Florida without regard to its conflict of law provisions.